Exhibit 10.1

CONAGRA FOODS 2009 STOCK PLAN

SECTION 1

NAME AND PURPOSE

1.1  Name. The name of the plan shall be the ConAgra Foods 2009 Stock Plan (the “Plan”).

1.2  Purpose of Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) motivating superior performance by means of stock incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company. If approved by Company’s stockholders, the Plan shall replace the ConAgra Foods 2006 Stock Plan (the “2006 Plan”), and no further awards shall be made under the 2006 Plan.

SECTION 2

DEFINITIONS

2.1  Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)	“1990 Plan” means the ConAgra Foods 1990 Stock Plan.

(b)	“1995 Plan” means the ConAgra Foods 1995 Stock Plan.

(c)	“2000 Plan” means the ConAgra Foods 2000 Stock Plan.

(d)	“2006 Plan” means the ConAgra Foods 2006 Stock Plan.

(e)	“Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular section of the Act shall include all successor sections and shall also be deemed to include all related regulations, rules and interpretations.

(f)	“Agreement” means the written agreement evidencing an Award granted to a Participant under the Plan.

(g)	“Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Share or Other Stock-Based Award granted under the Plan, including Awards combining two or more types of the foregoing awards in a single grant.

(h)	“Board” means the Board of Directors of ConAgra Foods, Inc.

(i)	“Change of Control” has the meaning set forth in Section 11.5.

(j)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular Section of the Code shall include all successor Sections and shall also be deemed to include all related regulations, rules and interpretations.

(k)	“Committee” means the Human Resources Committee of the Board, or its successor, or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan.

(l)	“Company” means ConAgra Foods, Inc., a Delaware corporation (and any successor thereto) and its Subsidiaries.

(m)	“Eligible Director” means a person who is serving as a member of the Board and who is not an Employee.

(n)	“Employee” means any employee of the Company.

(o)	“Executive Incentive Plan” means the ConAgra Foods Executive Incentive Plan, as in effect from time to time.

(p)	“Fair Market Value” means, on any date, the closing price of the Stock as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are principally traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such exchange (or such other system) on such date, Fair Market Value means the closing price on the immediately preceding date on which Stock transactions were so reported.

(q)	“Incumbent Board” has the meaning set forth in Section 11.5(a).

(r)	“Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option within the meaning of Code Section 422 or (ii) a Nonqualified Stock Option.

(s)	“Other Stock-Based Award” means an award of a share of Stock or units of common stock to a Participant that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, shares of Stock, in each case subject to such terms and conditions as the Committee may determine.

(t)	“Participant” means any Employee, Eligible Director, or consultant (a non-employee who performs bona fide services to the Company) designated by the Committee to participate in the Plan.

(u)	“Performance Share” means an award for which the grant, issuance, retention, vesting and/or settlement is subject to the satisfaction of one or more of the performance criteria established by the Committee or the Executive Incentive Plan, if applicable.

(v)	“Plan” means this ConAgra Foods 2009 Stock Plan, as in effect from time to time.

(w)	“Predecessor Plans” means collectively, the 2006 Plan, the 2000 Plan, the 1995 Plan, and the 1990 Plan.

(x)	“Qualified Performance-Based Award” means an Award (or a specified portion of an Award) to a Participant that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

(y)	“Restricted Stock” means a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.

(z)	“Restricted Stock Unit” means the right to receive or vest with respect to one or more shares of Stock (or as otherwise determined by the Committee), subject to such terms and conditions as the Committee may establish.

(aa)	“Stock” means the Common Stock of ConAgra Foods, Inc., par value $5.00 per share.

(bb)	“Stock Appreciation Right” or “SAR” means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, as determined by the Committee, equal to the excess of (i) the aggregate Fair Market Value, as of the date such SAR is exercised, of the number shares of Stock covered by the SAR being exercised over (ii) the aggregate exercise price of such SAR.

(cc)	“Subsidiary” means any corporation, partnership, joint venture or other entity in which ConAgra Foods, Inc. owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest (within the meaning of Code Section 414(c)) of such entity.

2.2	Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

The only persons eligible to participate in the Plan shall be those Participants selected by (i) the Committee, or (ii) a designee to whom such authority has been delegated by the Committee pursuant to Section 4.4.

SECTION 4

POWERS OF THE COMMITTEE

4.1  Committee Members. Subject to Section 4.4., the Plan shall be administered by the Committee comprised of no fewer than two members of the Board. Each Committee member shall satisfy the requirements for (i) an “independent director” for purposes of the Company’s Corporate Governance Principles, (ii) an “independent director” under any rules and regulations of the stock exchange or other recognized market or quotation system on which the Stock is principally traded or quoted at the relevant time, (iii) a “non-employee director” for purposes of Rule 16b-3 under the Act, and (iv) an “outside director” under Code Section 162(m). If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan (with such recusals as may be appropriate) that would otherwise be the responsibility of the Committee.

4.2  Power to Grant. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, the number of shares of Stock subject to each Award, and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

4.3  Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

4.4  Delegation by Committee. To the full extent permitted by law and the rules of any exchange on which the shares of Stock are traded, the Committee may, at any time and from time to time, (a) delegate to one or more of its members any or all of its responsibilities and powers, including all responsibilities and authority described under Sections 4.2 and 4.3;(b) delegate to any individual officer of the Company the authority to designate recipients of Awards and the number and type of Awards granted, although such officer cannot use this authority to grant awards to executive officers, Eligible Directors or him or herself; and (c) grant authority to Employees or designate Employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan. Nothing in this Section 4.4, however, shall permit the grant of an Award to any executive officer or other Employee who is reasonably expected to be covered by Code Section 162(m), except by two or more “outside directors.”

4.5  International Participants. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Participants (if any) employed by the Company outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Participants, and (iii) establish subplans and modified Option exercise procedures and other Award terms and procedures to the extent such actions may be necessary or advisable. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

SECTION 5

STOCK SUBJECT TO PLAN

5.1  Number. Subject to the provisions of Section 5.4, the number of shares of Stock subject to Awards under the Plan may not exceed (i) 29,500,000 shares of Stock, plus (ii) any shares of Stock that are authorized to be awarded under the 2006 Plan and that, as of the effective date of this Plan, have not been issued and are not subject to outstanding awards granted under the 2006 Plan, and (iii) any shares of Stock subject to an outstanding award under the Predecessor Plans that expires, is forfeited or becomes unexercisable for any reason, provided, the following shares of Stock subject to an award under the Predecessor Plans may not again be made available for issuance of Awards under the Plan: (x) shares used to pay the exercise price of an outstanding award, (y) shares used to pay withholding taxes related to an outstanding award, or (z) shares not issued or delivered as a result of the net settlement of an outstanding SAR. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.

5.2  Limitations. The maximum number of shares of Stock with respect to which Awards may be granted to any one Participant in any fiscal year under the Plan is 15% of the aggregate number of shares of Stock available for Awards under Section 5.1. A maximum of 50% of shares of Stock available for issuance under the Plan may be issued as Awards other than Options or SARs.

5.3  Cancelled, Terminated, Forfeited or Surrendered Awards. Any shares of Stock subject to an Award which for any reason is cancelled, is terminated, lapses or expires without the issuance of any Stock shall again be available for Awards under the Plan; provided, the following shares of Stock may not again be made available for issuance as Awards under the Plan: (i) shares used to pay the exercise price of an outstanding Award, (ii) shares used to pay withholding taxes related to an outstanding Award, or (iii) shares not issued or delivered as a result of the net settlement of an outstanding SAR.

5.4  Adjustment in Capitalization. If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; or any corporate transaction such as a reorganization, reclassification, merger, consolidation, combination or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to stockholders (other than a cash dividend that is not an extraordinary cash dividend) results in the outstanding shares of Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of ConAgra Foods, Inc., or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of ConAgra Foods, Inc. or of any other corporation being received by the holders of outstanding shares of Stock), or a material change in the market value of the outstanding shares of Stock as a result of the change, transaction or distribution, then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in: (a) the aggregate number and type of shares of Stock (or other property) available for the grant of Awards under Section 5.1, (b) the maximum number of shares of Stock (or other property) that can be granted to any individual in any fiscal year under Section 5.2, (c) the number and type of shares (or other property) and exercise price with respect to outstanding Options and SARs, and (d) the number, prices and dollar value of other outstanding Awards. However, in no event shall this Section 5.4 be construed to permit a modification (including a replacement) of an Option or SAR if such modification either: (i) would result in accelerated recognition of income or imposition of additional tax under Code Section 409A; or (ii) would cause the Option or SAR subject to the modification (or cause a replacement Option or SAR) to be subject to Code Section 409A, provided that the restriction of this clause (ii) shall not apply to any Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code Section 409A. Any adjustment by the Committee shall be conclusive and binding for all purposes of the Plan.

5.5  Dividend Equivalent Rights. No dividends or dividend equivalents shall be paid on Options or SARs. The Committee may at the time of the grant of a Restricted Stock, Restricted Stock Unit, Performance Share, or Other Stock-Based Award provide that any dividends declared on common stock or dividend equivalents be (i) paid to the Participant, (ii) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of any restrictions, or (iii) not paid or accumulated.

5.6  Assumed Awards. In the event the Company assumes outstanding equity awards or the right or obligation to make such awards in connection with the acquisition of or merger with another corporation or business entity, the Committee shall make such adjustments in the terms of such assumed or substituted awards under the Plan, including the number of shares subject to such award and the exercise price, as it shall deem equitable and appropriate to prevent dilution or enlargement of benefits intended to be made available under the Plan. Such assumed or substituted awards will generally not count against the aggregate number of shares available for issuance of Awards under the Plan, provided in each case that the requirements for the exemption for mergers and acquisitions under rules and regulations of the stock exchange or other recognized market or quotation system on which the Stock is principally traded or quoted at the relevant time.

SECTION 6

STOCK OPTIONS

6.1  Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. Each Option shall be evidenced by an Option Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option in the event of death, retirement, disability or termination of employment, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. Only Participants who are Employees shall be eligible to receive Incentive Stock Options. Options may also be granted in replacement of or upon assumption of options previously issued by companies or entities acquired by the Company by merger or stock purchase, and any assumed or replacement options may have the same terms as the options so replaced or assumed, provided that the number of shares and exercise price shall be adjusted as provided in Section 5.6.

6.2  Option Price. Subject to adjustments to an exercise price permitted pursuant to Section 5.4, Nonqualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted, unless the Option was granted in replacement of or upon assumption of options previously issued by companies or entities acquired by the Company by merger or stock purchase.

6.3  Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted.

6.4  Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve. The Committee may, in its discretion, permit a Participant to make payment (i) by tendering, by either actual delivery of shares or by attestation, shares of Stock already owned by the Participant valued at its Fair Market Value on the date of exercise or (ii) by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise. The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any withholding taxes resulting from such exercise. The Committee may approve other methods of payment. As soon as practicable after receipt of a notice of exercise and full payment of the exercise price, the Company shall deliver to the Participant, either by electronic means or by stock certificate or certificates, the acquired shares of Stock.

6.5  Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, except with respect to the Committee’s discretion to terminate or adjust awards under Section 11.5, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Code Section 422, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Code Section 421.

6.6  No Repricing. Other than in connection with a change in capitalization (as described in Section 5.4 of the Plan) or an adjustment of assumed or substituted awards (as described in Section 5.6 of the Plan), the exercise price of an Option may not be reduced without stockholder approval.

6.7  No Reload Grants. Options shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other Option or SAR.

SECTION 7

DIRECTOR AWARDS

7.1  Director Awards. Any Award or formula for granting an Award under the Plan made to Eligible Directors shall be approved by the Board. With respect to Awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board. The maximum number of shares of Stock with respect to which Awards may be granted to Eligible Directors under the Plan in any fiscal year is 5% of the aggregate number of shares of Stock available for Awards under Section 5.1.

SECTION 8

STOCK APPRECIATION RIGHTS

8.1  SARs In Tandem with Options. SARs may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each SAR granted in tandem with an Option shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any SAR granted in tandem with an Option, the corresponding Option shall terminate.

8.2  Other SARs. SARs may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

8.3  SAR Price. Subject to adjustments to an exercise price permitted pursuant to Section 5.4, SARs granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the SAR is granted, unless the SAR was granted in replacement of or upon assumption of stock appreciation rights previously issued by companies or entities acquired by the Company by merger or stock purchase.

8.4  Exercise of SARs. SARs awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee’s right to accelerate the exercisability of such SAR in its discretion. Notwithstanding the foregoing, no SAR shall be exercisable for more than ten years after the date on which it is granted.

8.5  Payment. The Committee shall establish procedures governing the exercise of SARs, which shall require that notice of exercise be given and that the Participant satisfy any tax withholding requirements resulting from such exercise as provided in Section 11.4. As soon as practicable after receipt of a notice of exercise and full payment of any withholding taxes, the Company shall deliver to the Participant either by electronic means or by stock certificate or certificates the acquired shares of Stock.

8.6  No Repricing. Other than in connection with a change in capitalization (as described in Section 5.4 of the Plan) or an adjustment of assumed or substituted awards (as described in Section 5.6 of the Plan), the exercise price of a SAR may not be reduced without stockholder approval.

8.7  No Reload Grants. SARs shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other SAR or Option.

SECTION 9

RESTRICTED STOCK; OTHER STOCK-BASED AWARDS; CERTAIN LIMITATIONS ON AWARDS

9.1  General. Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and Performance Shares may be granted to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as shall be determined by the Committee.

9.2  Grant of Restricted Stock. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company, or other restrictions, as the Committee may determine. The Committee may accelerate or waive restrictions associated with an Award of Restricted Stock in whole or in part at any time in its discretion.

9.3  Other Stock-Based Awards, General. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive or vest with respect to, one or more shares of Stock (or the equivalent cash value of such Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. Such Other Stock-Based Awards may include Restricted Stock Units, Performance Shares, and stock Awards permitted under Sections 7.1 and 9.5.

(a)	Restricted Stock Unit. Settlement of a Restricted Stock Unit upon expiration of the deferral or vesting period shall be made in Stock or otherwise as determined by the Committee.

(b)	Performance Shares Generally. Each grant of Performance Shares shall be subject to the satisfaction of one or more of the performance criteria established by the Committee with respect to the performance period established by the Committee. After the applicable performance period has ended, the Committee shall determine if all or any portion of the Performance Share Award is earned by a Participant. The earned portion of a Performance Share Award may be paid out in shares of Stock or cash, as the Committee may determine.

9.4  Awards Subject to Code Section 162(m). The special rules of this Section 9.4 shall apply with respect to Qualified Performance-Based Awards. The performance goals selected by the Committee for any such Award shall be based on one or more of the performance goals described below in this Section 9.4.

(a)	The specific performance goal and measure for each such Award shall be established in writing by the Committee within ninety days after the commencement of the performance period (or within such other time period as may be required by Code Section 162(m)) to which the performance goal relates. Shares of Stock subject to such Awards shall be payable following the completion of each performance period (unless deferred consistent with Code Section 409A), and only after certification in writing by the Committee that the specified performance goals established under the Plan were achieved. Unless the Committee specifies otherwise in the terms of such an Award, payment shall be made on or before the later of (i) the fifteenth day of the third month that begins after the month containing the end of the applicable fiscal year (with the applicable fiscal year being the fiscal year containing the end of the performance period for which performance is certified), or (ii) the fifteenth day of the third month that begins after the end of the Participant’s tax year that contains the end of the performance period for which performance is certified. Such Awards may be paid in cash or shares of Stock, as determined by the Committee. In determining whether any performance goal was attained and whether any performance goal should be adjusted during a performance period, the rules in the Executive Incentive Plan and any specific adjustment criteria adopted by the Committee at the time of grant of such Award shall apply.

(b)	The performance goals for such Awards will be selected from the following criteria: cash flow, free cash flow, operating cash flow, earnings, market share, economic value added, achievement of annual operating budget, profits, profit contribution margins, profits before taxes, profits after taxes, operating profit, return on assets, return on investment, return on equity, return on invested capital, gross sales, net sales, sales volume, stock price, total stockholder return, dividend ratio, price-to-earnings ratio, expense targets, operating efficiency, customer satisfaction metrics, working capital targets, the achievement of certain target levels of innovation and/or development of products, goals related to acquisitions or divestitures, formation or dissolution of joint ventures, corporate bond rating by credit agencies, debt to equity or leverage ratios, or financial performance goals determined by the Committee that are sufficiently similar to the foregoing as to be permissible under Code Section 162(m).

(c)	If more than one individual performance objective is specified by the Committee in defining a performance measure, the Committee shall also specify, in writing, whether one, all or some other number of such objectives must be attained in order for the performance measure to be met. With respect to any award that is not intended to be a Qualified Performance-Based Award, the Committee may use performance measures that are different than those set forth in subsection (b) above.

(d)	Each performance measure may be based upon growth, may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of ConAgra Foods and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, investments or assets or net assets.

9.5  Certain Limitations on Awards. A maximum of 5% of the aggregate number of shares of Stock available for issuance under the Plan may be issued as stock Awards, Restricted Stock, Restricted Stock Units or Performance Shares having no minimum vesting period and no required attainment of performance criteria; subject to the foregoing, and except as specified by the Committee in an Award with respect to the occurrence of a Change of Control, death, disability or termination of employment, no Award (other than an Option or SAR) based on performance criteria shall be based on a performance period of less than one year, and no Award (other than an Option or SAR) that is conditioned on continued employment or the passage of time shall provide for vesting in less than three years from the grant date of the award, provided, however, that partial vesting pursuant to an Agreement may occur during each year of this 3-year period. The limitations of this Section 9.5 shall not apply to Awards that are assumed or issued in substitution for other awards pursuant to a merger, acquisition or other corporate transaction.

SECTION 10

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

10.1.  General. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this Section 10.1. No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code Section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code Section 409A to become subject to Section 409A. Furthermore, the Board may not make any amendment which would (i) materially modify the requirements for participation in the Plan, (ii) increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1, (iii) change the minimum exercise price for stock options as provided in Section 6.2, or (iv) extend the term of the Plan, in each case without the approval of a majority of the outstanding shares of Stock entitled to vote thereon. Except as specifically provided in the Plan or except to the minimum extent necessary to comply with applicable law, no amendment or modification of the Plan shall affect the rights of any Participant with respect to a previously granted Award, without the written consent of the Participant.

10.2.  Amendment of Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, except as provided in Section 11.5 or except to the minimum extent necessary to comply with applicable law, if such amendment is adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant. Except for adjustments as provided in Sections 5.4 and 11.5 or in connection with the assumption or substitution of an award in a manner satisfying the provisions of Code Section 424(a), the Option exercise price of each Option and the exercise price of each SAR may not be changed or reduced after the date of grant nor may any outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new Option or SAR with a lower exercise price without approval of the Company’s stockholders. In addition, Options or SARs under this Plan will not be cancelled in exchange for cash, other Awards or Options or SARS or payment when the exercise price of an Option or SAR is greater than the then current Fair Market Value of the Stock without stockholder approval.

10.3.  Termination of Award for Misconduct. All Awards shall be subject to the Committee’s right to cancel such Awards and/or to impose forfeitures to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002. If the Committee determines that a present or former Employee has (i) used for profit or disclosed to unauthorized persons, confidential or trade secrets of the Company; (ii) breached any contract with or violated any fiduciary obligation to the Company; or (iii) engaged in any conduct which the Committee determines is injurious to the Company, the Committee may cause that Employee to forfeit his or her outstanding Awards under the Plan.

10.4.  Termination of Plan. No Award shall be granted under the Plan subsequent to September 25, 2019, or such earlier date as may be determined by the Board. No termination of the Plan shall adversely affect any Award previously granted.

SECTION 11

MISCELLANEOUS PROVISIONS

11.1.  Nontransferability of Awards. Except as otherwise provided by the Committee, no Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

11.2.  Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant and will be effective only when filed in writing with the Company during the Participant’s lifetime. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant’s surviving spouse, if any, or otherwise by the Participant’s estate.

11.3.  No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. No individual shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

11.4.  Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. Unless not permitted by the Committee at the time of the grant of an Award, a Participant may elect, subject to such conditions as the Committee shall impose, including conditions and restrictions intended to comply with securities laws and any Company policies regarding trading in securities, to satisfy any tax withholding requirements (i) by having shares of Stock otherwise issuable under the Plan withheld by the Company or by delivering to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant’s statutory minimum applicable withholding tax obligation associated with the transaction, or (ii) by remitting cash or check. Unless not permitted by the Committee at the time of grant of an Award and subject to any rules established by the Company, the Participant shall be able to satisfy additional tax withholding above the statutory minimum applicable withholding amounts by delivering to the Company previously acquired shares of Stock held by the Participant for at least six months, with a Fair Market Value equal to the additional withholding amounts, provided, however, the Participant shall not be entitled to deliver such additional shares if it would cause adverse accounting consequences for the Company.

11.5.  Change of Control. Unless expressly provided otherwise in an Agreement, on the date of a Change of Control, all outstanding Options and SARs shall become immediately exercisable and all restrictions with respect to Restricted Stock and Other Stock-Based Awards shall lapse. “Change of Control” means:

(a)	Individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

(b)	Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of ConAgra Foods, Inc. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(c)	A liquidation or dissolution of ConAgra Foods, Inc.; or

(d)	The sale of all or substantially all of the assets of ConAgra Foods, Inc.

The Committee, in its discretion, may terminate outstanding Options and SARs upon a Change in Control, provided that at least 30 days prior to the Change in Control (or such other reasonable period determined by the Committee if it is not feasible to provide 30 days notice), the Committee notifies the Participant that the Option and/or SAR will be terminated and, upon the consummation of the Change in Control, provides the Participant, at the election of the Committee, a payment of cash, property or a combination thereof that is determined by the Committee in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the stockholders of ConAgra Foods, Inc. relating to such Awards, over the exercise or purchase price (if any) for such Awards. Any Options or SARs with an exercise price greater than the Fair Market Value of a share of Stock at the time of the Change in Control may be cancelled without payment.

11.6.  Special Rule Related to Securities Trading Policy. The Company has established a securities trading policy (the “Policy”) relative to disclosure and trading on inside information as described in the Policy. Under the Policy, certain Employees and Eligible Directors are prohibited from trading Stock or other securities of the Company except during certain “window periods” as described in the Policy. If, under the terms of the Agreement, the last day on which an Option or SAR can be exercised falls on a date that is not, in the opinion of counsel to the Company, within a window period permitted by the Policy, the applicable exercise period shall automatically be extended by this Section 11.6 until the second business day of, in the opinion of counsel to the Company, a window period under the Policy, but in no event beyond the expiration date of the Options or SARs. The Committee shall interpret and apply the extension automatically provided by the preceding sentence to ensure when possible without extending the exercise period beyond the expiration date that in no event shall the term of any Option or SAR expire except during a window period.

11.7.  Agreements with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. Each grant of an Award to a Participant shall be evidenced by a written Agreement in such form as is determined by the Committee (or its designee pursuant to Section 4.4) setting forth the terms and conditions of such Award.

11.8.  Company Intent. The Company intends that the Plan comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention. With respect to Participants covered by the Company’s Executive Incentive Plan and to the extent (a) necessary for compliance with Code Section 162(m) for the tax deductibility of an Award that is intended to be exempt from Code Section 162(m), and (b) not inconsistent with the terms of this Plan, the provisions of the Company’s Executive Incentive Plan shall apply to Awards under this Plan.

11.9.  Unfunded Plan. The plan shall be unfunded. Bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, but any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards.

11.10.  Code Section 409A. Unless the Committee expressly determines otherwise, Awards are intended to be exempt from Code Section 409A as stock rights or short-term deferrals and, accordingly, the terms of any Awards shall be construed and administered to preserve such exemption (including with respect to the time of payment following a lapse of restrictions in accordance with Section 11.5). To the extent that Section 409A applies to a particular Award granted under the Plan (notwithstanding the preceding sentence), then the terms of the Award shall be construed and administered to permit the Award to comply with Section 409A, including, if necessary, by delaying the payment of any Award payable upon separation from service to a Participant who is a “specified employee” (as defined in Code Section 409A and determined consistently for all ConAgra Foods arrangements that are subject to Code Section 409A), for a period of six months and one day after such Participant’s separation from service (as defined in Code Section 409A, but treating the Company as constituting a single service recipient unless the Committee timely provides otherwise). In the event anyone is subject to income inclusion, additional interest or taxes, or any other adverse consequences under Code Section 409A (“Non-compliance”), then neither the Company, the Committee, the Board nor its or their employees, designees, agents or contractors shall be liable to any Participant or other persons in connection with any Non-compliance, except to the extent the Non-compliance was the direct result of any Company action or failure to act that was undertaken in bad faith.

11.11.  Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required. Each Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of shares of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no Awards shall be granted or payment made or shares of Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

11.12.  Effective Date. The Plan was adopted by the Board of Directors on July 16, 2009 and shall be effective upon its approval by the Company’s stockholders at the 2009 annual stockholders’ meeting.

11.13.  2006 Plan. Upon stockholder approval of the Plan pursuant to Section 11.12, no new awards will be granted under the 2006 Plan.

11.14.  Governing Law. The Plan, and all Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.